Exhibit 10.4

Pursuant to 17 C.F.R. § 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

RESTATED DISTILLER’S GRAINS MARKETING AGREEMENT

                THIS RESTATED DISTILLER’S GRAINS MARKETING AGREEMENT (this “Restated Agreement”), made and entered into this 7th day of July, 2006, by and between Hawkeye Renewables, LLC, a Delaware limited liability company (“HR”), and United Bio Energy Ingredients, LLC, a Kansas limited liability company (“UBE”).

W I T N E S S E T H :

                WHEREAS, HR and UBE are parties to the Distiller’s Grains Marketing Agreement, dated November 19, 2004 (the “Agreement”) and the First Amendment to the Distiller’s Grains Marketing Agreement, dated May 22, 2006 (the “First Amendment” and collectively, with the Agreement, the “Amended Agreement”), with HR having become a party to the Amended Agreement by assignment from Iowa Falls Ethanol Plant, L.L.C. (now known as Hawkeye Holdings, L.L.C.).

WHEREAS, pursuant to the Amended Agreement, HR has sold and UBE has purchased all the dried distiller’s grains (“DDG”) and wet distiller’s grains (including modified wet distiller’s grains, “WDG”) (collectively the “Distiller’s Grains”) produced at HR’s ethanol plant located near Fairbank, Iowa (as such plant may be expanded from time to time, the “Plant”);

                WHEREAS, for administrative ease, the parties desire to restate the Amended Agreement to consolidate in one document changes made to the Agreement by the First Amendment; and

                WHEREAS, this Restated Agreement restates and supersedes the Amended Agreement in its entirety.

                NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree to restate the Amended Agreement in its entirety as follows:

1.             COMMITMENT AND TERM.  UBE shall from time to time submit purchase orders (each, a “Purchase Order”) to HR for purchases of the Distiller’s Grains, all upon and subject to the terms and conditions of this Restated Agreement, with each such Purchase Order to be placed by UBE properly completing and executing a Purchase Order form in either the form of Exhibit “A” or Exhibit “B” to this Restated Agreement or other form acceptable to HR.  The terms of any Purchase Order may include a request for the sale and delivery of Distiller’s Grains on a one-time basis or on a daily, weekly, monthly or other periodic basis.  A Purchase Order submitted in the form of Exhibit “B” to this Restated Agreement may take the form of UBE submitting to HR a proposed minimum F.O.B. Plant Price (as that term is defined in Section 2)

UBE Customers (as the term is defined in Section 2 of this Restated Agreement) for DDG and/or WDG (the “Posted Price”) which will be effective for the day, week, month or other period of time set forth in the Purchase Order (in any such case, the “Posted Price Sales Period”), along with a proposed maximum number of tons of DDG and/or WDG (the “Maximum Posted Price Tons”) which may be sold at the Posted Price at any time during, and for pick-up by UBE during, the Posted Price Sales Period.  Any such Purchase Order is referred to in this Restated Agreement as a “Posted Price Purchase Order”.  All references to “Purchase Order” in this Restated Agreement shall include Posted Price Purchase Orders.  Each Purchase Order shall be irrevocable by UBE, unless and until the time at which the particular Purchase Order becomes a Rejected Purchase Order (as that term is defined below).

UBE and HR shall reasonably cooperate in attempting to schedule weekly or other periodic meetings at the Plant or by phone or other communications methods for purposes of discussing any Purchase Order UBE desires to submit to HR, but no such Purchase Order shall become effective unless and until such Purchase Order has both been submitted in writing by UBE in the form of either Exhibit “A” or Exhibit “B” to this Restated Agreement or other form acceptable to HR and such Purchase Order has been accepted by HR.

Notwithstanding any term or condition of this Restated Agreement or otherwise which may appear to be to the contrary, HR may accept or reject each Purchase Order, in whole, but not in part, in HR’s commercially reasonable discretion.  HR shall notify UBE of whether HR accepts or rejects each particular Purchase Order within one (1) day of HR’s receipt of the Purchase Order.  If HR fails to notify UBE within said one (1) day period, however, HR shall be deemed to have rejected the Purchase Order in question.  If HR accepts a Posted Price Purchase Order, UBE may sell all (if the Posted Price Purchase Order is an “All or Nothing” sale), or (if the Posted Price Purchase Order is a “Best Efforts” sale) anywhere up to, the Maximum Posted Price Tons of DDG and/or WDG, as the case may be, to UBE Customers at or above the Posted Price at any time during the Posted Price Sale Period without further approval of each such sale from HR, but otherwise upon and subject to the terms and conditions of this Restated Agreement, and each such sale shall also be an Accepted Purchase Order (as that term is defined below).

Any Purchase Order which is accepted by HR is referred to in this Restated Agreement as an “Accepted Purchase Order”, and any Purchase Order which is rejected by HR is referred to in this Restated Agreement as a “Rejected Purchase Order”.  UBE shall sell all Distiller’s Grains which are the subject of an Accepted Purchase Order to the UBE Customers in accordance with the terms as were set forth in UBE’s Purchase Order.

Subject to Section 11 of this Restated Agreement, the initial term of this Restated Agreement shall commence on the date of the Agreement and shall continue thereafter until the date which is two (2) years after the Substantial Completion Date (as defined below).  The term “Substantial Completion Date” means the date on which there is a substantial completion of the Plant, or the Plant is otherwise found to be substantially completed, as determined under the agreement between HR and the general contractor for the construction of the Plant.  HR will keep UBE reasonably apprised of the estimated date of the Substantial Completion Date, and will give UBE prompt notice of the actual date of the Substantial Completion Date.  HR and

UBE acknowledge that the current estimated date for the Substantial Completion Date is some time in September, October or November of 2005, and that the Plant will not reach full production capacity until approximately thirty (30) days after the commencement date of production operations at the Plant.  Subject again to Section 11 of this Restated Agreement, this Restated Agreement shall be automatically renewed after the end of the initial term for successive one (1) year terms unless either party gives written notice to the other party of its election not to renew, for whatever reason or for no reason, not later than ninety (90) days prior to the expiration of the initial term or the then current one (1) year renewal term, as the case may be.

2.             PRICE AND PAYMENT.

                                A.            PRICE.  UBE agrees to pay HR for all Distiller’s Grains removed by UBE from the Plant as follows:

                                                1.             Intentionally Left Blank.

                                                2.             To UBE Customers.  For purposes of this Restated Agreement, “UBE Customers” shall mean any buyer of DDG or WDG from UBE.

                                                                a.             DDG.  A price equal to [***] percent ([***]%) of the F.O.B. Plant Price for the DDG.

                                                                b.             WDG.  A price equal to [***] percent ([***]%) of the F.O.B. Plant Price for the WDG.

For purposes of this Restated Agreement, the “F.O.B. Plant Price” shall mean the sale price and other amounts billed or invoiced to the UBE Customer in question (other than amounts which are for reimbursement of out-of-pocket costs/expenses of UBE), less all freight costs incurred by UBE in delivering the Distiller’s Grains to the UBE Customer in question.

UBE will communicate and consult with HR about prices and trends in the dried distiller’s grains and wet distiller’s grains markets on a weekly basis so that both parties are informed regarding pricing and trends.

UBE will allocate its purchases of dried distiller’s grains and wet distiller’s grains among HR and UBE’s other suppliers of dried distiller’s grains and wet distiller’s grains in a fair, reasonable and consistent manner, but UBE will submit Purchase Orders to HR for purchases of all of the Distiller’s Grains.

                                B.            Intentionally Left Blank.

                                C.            PAYMENT.  On a daily basis, weekends and holidays excluded, HR shall provide UBE with weight certificates (which certificates will be in accordance with Section 6.C below) for the previous day’s shipments of Distiller’s Grains, and UBE shall pay HR the F.O.B. Plant Price for all such shipments.  The weight certificates with respect to any shipments which are made on a weekend or a holiday will be provided to UBE on the next succeeding business day.  Payment for all shipments shall be made by UBE so that payment is received by HR on or before the second (2nd) following Friday of each one week shipment period (Sunday through Saturday).  Each payment shall be accompanied by a detail of the shipments which are the subject of the payment and documentation supporting the amount of the payment.  Any payment which is not received by HR when due shall bear interest from the date due, until paid, at the rate of ten percent (10%) per annum.

UBE agrees to maintain complete, accurate and up-to-date sales records and to provide such records to HR upon request.  HR shall also have the right to audit UBE’s sales invoices and records at any time during normal business hours at the corporate office of UBE.  If HR’s review of any such sales records or any such audit reveals any shortages or deficiencies in the amount of any of the payments required to be made by UBE to HR pursuant to this Restated Agreement (an “Unpaid Amount”), UBE shall pay HR the Unpaid Amount, along with interest thereon at the rate provided above, within ten (10) days of HR’s written notice to UBE of the Unpaid Amount.  HR’s notice must include the basis for the calculation of the Unpaid Amount.  UBE shall also pay, or reimburse HR for, the out-of-pocket costs and expenses incurred by HR in connection with the review or audit if the review or audit in question reveals a shortage or deficiency of [***] percent ([***]%) or more in the aggregate amount of payments that were required to be made by UBE to HR with respect to any month.

                                D.            DUTIES OF UBE.  UBE will devote commercially reasonable efforts and such time as is necessary to diligently market and promote the sale of all of the Distiller’s Grains to UBE Customers.  Without limiting the generality of the foregoing, UBE agrees as follows:

1.             UBE agrees to use commercially reasonable efforts to achieve the highest price for Distiller’s Grains available under prevailing market conditions.

                                                2.             UBE shall comply with all applicable local, provincial, state, federal or other governmental laws, rules, regulations, ordinances and orders.

                                                3.             UBE shall promptly notify HR of any material problems or questions raised by any UBE Customer with respect to any Distiller’s Grains or UBE’s relationship or dealings with such UBE Customer regarding any Distiller’s Grains.

                                                4.             UBE shall advise HR of any matter regarding the Distiller’s Grains which comes to the attention of UBE which raises an issue of compliance of the Distiller’s Grains with applicable local, provincial, state, federal or other governmental laws, rules, regulations, ordinances or orders.

                                                5.             UBE shall not do or omit to do any act or thing, during the term of this Restated Agreement or at any time thereafter (where such action or inaction was intentional or malicious or constituted gross negligence or willful misconduct), which impairs, damages or destroys the goodwill or reputation of HR or that is otherwise detrimental to HR or its business.

                                                6.             UBE shall recognize, both during and after the term of this Restated Agreement, the exclusive right and ownership of HR in and to all names, trade names, trademarks, service marks, patents, copyrights and all other intellectual properties used by HR in connection with the Distiller’s Grains or in HR’s business.

                                                7.             UBE shall obtain and continuously maintain in effect any and all governmental or other consents, approvals, authorizations, registrations, licenses or permits which are necessary or appropriate for UBE to fully and timely perform all of its services, duties and obligations under this Restated Agreement.

                                                8.             UBE shall not engage in any negligent, illegal or fraudulent activities in connection with the performance of any services, duties or obligations under this Restated Agreement, including, without limitation, providing any fraudulent, false or incorrect information to any UBE Customer or any deceptive, fraudulent, misleading, false or incorrect information to HR.

                                                9.             UBE will engage, at the sole cost and expense of UBE, such number of personnel as are necessary for UBE to timely and fully comply with the terms of this Restated Agreement.  All such personnel shall be employees, agents or independent contractors of UBE and not of HR, and shall be bound by all of the terms and conditions of this Restated Agreement.  UBE shall be responsible and liable for assuring full compliance by all such personnel with all of the terms and conditions of this Restated Agreement.

                                E.             COLLECTION.  UBE shall be responsible for all UBE customer billing and account servicing, including, but not limited to, the collection of amounts owed UBE by all UBE Customers.  UBE shall bear all costs and expenses associated with such billing, account servicing and collection activities, and shall bear all losses due to the failure of any UBE Customers to pay their account.  HR shall comply with the credit policies of UBE which are set forth in Exhibit “E” to this Restated Agreement with respect to any sales of Distiller’s Grains which are effectuated by any HR Merchandiser (as that term is defined in Section 3).

                3.             HR MERCHANDISER:  UBE acknowledges and agrees that HR may, in HR’s discretion, retain a merchandiser for the Plant who may assist and participate in the sale of Distiller’s Grains and otherwise in the development and the maintenance of the Plant’s capabilities for the sale of Distiller’s Grains, all as authorized and directed by HR from time to time (the “HR Merchandiser”).  UBE agrees to fully cooperate and communicate with any such HR Merchandiser from time to time and to otherwise coordinate the HR Merchandiser’s activities with those of UBE under this Restated Agreement.  The HR Merchandiser shall be an employee and agent of HR.

                4.             FEES AND EXPENSES.  Unless otherwise specifically provided for herein or related to any amounts received or retained by UBE or any of the services or actions of UBE, and to the extent not already included in the price of the Distiller’s Grains, HR shall be responsible for any and all fees and expenses assessed by any State or other regulatory agency on any Distiller’s Grains, whether for licensing, dues, branding, packaging, inspecting, or otherwise.  HR shall, as a result of its responsibility for such expenses, retain all rights in and to any name, branding, and packaging of the Distiller’s Grains upon termination of this Restated Agreement.  UBE shall, however, consult with HR regarding licensing, dues, branding, packaging, inspections and other governmental or regulatory matters regarding dried distiller’s grains and wet distiller’s grains.

                5.             DELIVERY AND TITLE.

                                A.            PLACE.  The place of delivery for all Distiller’s Grains purchased by UBE pursuant to this Restated Agreement shall be F.O.B. Plant.  UBE shall, in accordance with Section 5.E below, schedule the loading and shipping of all Distiller’s Grains purchased hereunder, whether shipped by truck or rail.  UBE and its agents shall be given access to the Plant in a manner and at all times reasonably necessary and convenient for UBE to take delivery in accordance with such loading schedules.  All labor and equipment necessary to load Distiller’s Grains purchased hereunder onto UBE’s trucks or rail cars at the Plant shall be supplied by HR without charge to UBE.  The parties agree to handle the Distiller’s Grains during the loading process in a good and workmanlike manner in accordance with the other’s reasonable requirements and in accordance with normal industry practice.  HR shall maintain the truck/rail loading facilities at the Plant in safe operating condition.

                                B.            STORAGE.  HR shall provide storage space for not less than ten (10) full days combined production of WDG and DDG (the “Storage Limit”), based on the then current nameplate operating capacity of the Plant.  The initial nameplate operating capacity of the Plant is 100,000,000 gallons of ethanol per year, which is expected to produce approximately 26,787 tons of Distiller’s Grain per month on a dry matter basis.

                                C.            REMOVAL.  UBE warrants and agrees to use its best efforts to remove Distiller’s Grains before the Storage Limit is exceeded.  UBE shall immediately notify HR in writing (a “Storage Notice”) in the event UBE determines that UBE will not, for whatever reason, remove some Distiller’s Grains before the Storage Limit is exceeded.  The giving of a Storage Notice does not, however, relieve UBE of its duties and obligations under this Restated Agreement.  Subject to UBE’s removal of the Distiller’s Grains before the Storage Limit is exceeded, HR shall be responsible at all times for the quality and condition of any Distiller’s Grains in storage at the Plant.

D.            SALE OR DISPOSAL BY HR.  Notwithstanding any term or condition of this Restated Agreement which may appear to be to the contrary, if (i) UBE gives HR a Storage Notice, (ii) UBE has not provided HR with a schedule in accordance with Section 5.E below, or (iii) UBE does not remove some Distiller’s Grains before the Storage Limit is exceeded, for whatever reason (including under Section 15 of this Restated Agreement), then, in any such event, HR may, in its discretion, but is not required to, dispose of such Distiller’s Grains as are from time to time necessary to cause the Storage Limit to not be exceeded, and upon terms and conditions determined by HR, and notwithstanding the fact that some or all of the Distiller’s Grains in question were the subject of an Accepted Purchase Order.  In the latter event, the Accepted Purchase Order or Accepted Purchase Orders in question shall be deemed to be terminated by HR, without liability to UBE.

                                E.             LOADING SCHEDULE.  UBE shall give to HR a loading schedule of quantities of Distiller’s Grains to be removed by truck and rail respectively in accordance with Section 5.F below and with such sufficient advance notice so as to reasonably allow HR to determine that the Storage Limit will not be exceeded and for HR to provide the services required by Section 5.A above and this Section 5.E.  Subject to the foregoing, HR shall provide the labor, equipment and facilities necessary at the Plant to meet UBE’s loading schedule. UBE shall order and supply trucks as scheduled for truck shipments.  All shipment, freight and related charges shall be the responsibility of UBE and shall be billed directly to UBE.  Demurrage charges will be for the account of UBE if UBE fails to provide railcars in accordance with the loading schedule provided to HR.  Subject to the first sentence in this paragraph, demurrage charges will be for the account of HR if HR fails to load railcars in accordance with UBE’s loading schedule.

F.             PRODUCTION SCHEDULE.

                                                1.             UBE shall provide Purchase Orders and related loading schedules as necessary to permit HR to maintain its usual, full operating capacity production schedule, provided, however, that UBE shall not be responsible for failure to provide Purchase Orders for the Distiller’s Grains produced in any given calendar month unless HR shall have provided to UBE production schedules as follows:  At least five (5) days prior to the beginning of each calendar month which commences after the Substantial Completion Date and thereafter during the term hereof, HR shall provide to UBE a tentative schedule for production in the next calendar month, and on Wednesday of each week during each such calendar month, HR shall provide to UBE a schedule for actual production for the following production week (Monday through Sunday).  HR shall also inform UBE daily of inventory and production status by 8:30 a.m., local time.

                                                2.             NOTICE.  For purposes of this Section 5.F, notification will be sufficient if made as follows:

If to UBE, to the attention of        , Facsimile number        Email address:       , and

If to HR, to the attention of        , Facsimile number        , Email address:       .

Or to such other representatives of UBE or HR as they may designate to the other in writing.

                                F.             TITLE.   Title, risk of loss and full shipping responsibility for Distiller’s Grains shall pass to UBE at the point in time when the loading of the Distiller’s Grains into trucks or rail cars at the Plant has been completed.

                                G.            RAIL CAR LEASES.  UBE shall, in consultation with HR, determine the number of rail car leases required to handle the transportation of the Distiller’s Grains.  The rail car leases shall be in UBE’s name, and UBE shall negotiate, in consultation with HR, the terms of such rail car leases, but UBE shall not enter into any such rail car lease without HR’s prior written approval of such lease, which approval shall not be unreasonably withheld or delayed.  Each such rail car lease must in all events, however, be applicable only to rail cars to be used exclusively in connection with the Plant and must be assignable, at any time and for any reason, to HR or its successors or assigns without the consent of the lessor, and such rail car leases shall be deemed to be automatically assigned to HR by UBE effective upon the termination date of this Restated Agreement.  UBE shall in all events be and remain responsible, however, for any and all breaches of and defaults under any rail car lease by UBE.  HR shall reimburse UBE for any reasonable expenses incurred by UBE associated with such rail car leases, to the extent such expenses are not already accounted for in the price of the Distiller’s Grains.

                                H.            RAIL CONTRACTS.  UBE shall negotiate, in consultation with HR, the terms of rail contracts and rates on behalf of HR, and if such contracts are acceptable to HR, HR shall execute each such contract, which shall be placed in the sole name of HR.  UBE shall, however, if permitted by the terms of the rail contracts, directly pay all freight, costs and other amounts payable under such rail contracts.  If UBE is not permitted to directly pay all such freight, costs and other amounts, HR shall pay such freight, costs and other amounts, but UBE shall reimburse HR for all such freight, costs and other amounts within five (5) days of HR’s written demand therefore from time to time.

6.             QUANTITY AND WEIGHTS.

                                A.            PRODUCTION AMOUNT.  Notwithstanding any term or condition of this Restated Agreement or of any schedule or other document or information provided by HR pursuant to this Restated Agreement which may appear to be to the contrary, it is understood that the total production amount of Distiller’s Grains shall be determined by HR’s production schedule, which shall be established and determined from time to time by HR, in HR’s discretion, and that no warranty or representation has been made by HR as to the exact quantities or timing of Distiller’s Grains to be produced at the Plant.

                                B.            ESTIMATED PRODUCTION.  UBE acknowledges that the estimated production of Distiller’s Grains at the Plant is 26,787 tons of Distiller’s Grains per month on a dry matter basis once the Plant is initially fully operational, but that HR may (but is not required to) expand the capacity of the Plant.  If HR determines to materially expand the capacity of the Plant, HR shall give UBE written notice of such expansion, and of the estimated production of Distiller’s Grains at the Plant after such expansion, at least one hundred eighty (180) days before the estimated completion date of the construction activities related to such expansion.

                                C.            SCALES. The quantity of Distiller’s Grains provided to UBE from the Plant shall be established by weight certificates, obtained from scales of HR or another person which are certified as of the time of loading in accordance with any requirements imposed by any governmental or regulatory authorities of the State of Iowa and which otherwise materially comply with all applicable laws, rules and regulations.  In the case of rail shipments, however, the first official railroad weights will govern establishment of said quantities.  These outbound weight certificates shall be determinative of the quantity of the Distiller’s Grains provided to UBE.

D.            RAIL CARS.  All rail cars for Distiller’s Grains shall be grain hopper cars.  HR agrees that such cars for Distiller’s Grains shall be loaded to full visible capacity at the Plant.  If not loaded to full visible capacity at the Plant, HR shall pay in full the portion of freight charges allocable to the unused capacity of the car.

7.             QUALITY.

                                A.            STANDARDS.  HR understands that UBE intends to sell the Distiller’s Grains purchased from HR as a primary animal feed ingredient.  HR warrants that the Distiller’s Grains sold to UBE shall, immediately prior to the time of loading at the Plant, meet the minimum quality standards outlined in Exhibit C attached hereto.  The minimum quality standards set forth in Exhibit C may be changed as may be mutually agreed in writing by and between UBE and HR.

                                B.            COMPLIANCE.  HR represents and warrants that immediately prior to the time of loading at the Plant, the Distiller’s Grains will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and may lawfully be introduced into interstate commerce under said Act.

C.            REJECTION.  Unless otherwise agreed between the parties to this Restated Agreement, and in addition to other remedies permitted by law, UBE may, without obligation to pay, reject either before or after delivery, any of the Distiller’s Grains which, when inspected or used are found by UBE to fail in a material way to conform to Section 7.B of this Restated Agreement; provided, however, that HR must receive written notice of rejection of a load of Distiller’s Grains on such basis from UBE within twenty-four (24) hours of the delivery of such Distiller’s Grains to the first delivery location after leaving the Plant or such Distiller’s Grains shall conclusively be deemed to be accepted by UBE, except that if delivery to such first delivery location occurs on a Saturday or a Sunday or on a United States federally recognized holiday, written notice of rejection must be received by HR by 5:00 p.m. on the next following business day or the Distiller’s Grains shall conclusively be deemed to be accepted by UBE.  Should any of the Distiller’s Grains be seized or condemned by any federal or state department or agency for any reason, except noncompliance by UBE with applicable federal or state requirements or any term or condition of this Restated Agreement, such seizure or condemnation shall operate as a rejection by UBE of the Distiller’s Grains seized or condemned and UBE shall not be obligated to offer any defense in connection with the seizure or condemnation.  However, UBE agrees to cooperate with HR in connection with the defense of any quality or other product claims, or any claims involving governmental seizure or condemnation.  When rejection properly occurs before or after delivery, UBE will, in the following order:

(1)  Offer HR a reasonable opportunity of examining and taking possession thereof, if the condition of the Distiller’s Grains reasonably appears to UBE to permit such delay in making disposition;

(2)  Dispose of the rejected Distiller’s Grains in any manner directed by HR which UBE can accomplish without violation of applicable laws, rules, regulations or property rights; or

(3)  If any of the Distiller’s Grains are seized or condemned by any federal or state department or agency or if UBE has no available means of disposal of rejected Distiller’s Grains and HR fails to direct UBE to dispose of the same as provided herein, UBE may return such Distiller’s Grains to HR, and upon such return UBE’s obligations with respect to said seized, condemned or rejected Distiller’s Grains shall be deemed fulfilled.

                                                HR shall reimburse UBE for all costs actually and reasonably incurred by UBE in storing, transporting, returning and disposing of any properly rejected Distiller’s Grains.  UBE shall provide HR with reasonable substantiating documentation for all such costs and expenses.  UBE shall have no obligation to pay HR for properly rejected Distiller’s Grains and may deduct reasonable costs and expenses to be reimbursed by HR pursuant to this Section 7.C from amounts otherwise owed by UBE to HR.

                UBE’s payment for Distiller’s Grains prior to a rejection thereof does not waive UBE’s rights under this Section 7.C.

D.           NON-STANDARD PRODUCTS.  If HR produces Distiller’s Grains which comply with the warranty in Section 7.B but which do not meet the warranty in Section 7.A, UBE agrees to purchase such Distiller’s Grains for resale but makes no representation or warranty as to the price at which such Distiller’s Grains can be sold.  If the Distiller’s Grains deviate so severely from the warranty in Section 7.A as to be unmarketable in UBE’s reasonable judgment, then such Distiller’s Grains shall, subject to UBE’s compliance with Section 7.C, be disposed of in the manner provided for rejected Distiller’s Grains in Section 7.C.

E.           PRODUCT TESTING.  If HR knows or reasonably suspects that any Distiller’s Grains produced at the Plant do not meet the warranty in Section 7.A or Section 7.B, HR shall promptly so notify UBE so that such Distiller’s Grains can be tested before loading the Distiller’s Grains at the Plant.  If UBE knows or reasonably suspects that any Distiller’s Grains produced at the Plant do not meet the warranty in Section 7.A or Section 7.B, then UBE may obtain independent laboratory tests of the affected Distiller’s Grains.  If such Distiller’s Grains are tested and found to comply with the warranty in Section 7.A and Section 7.B, then UBE shall pay all testing costs, and if the Distiller’s Grains are found not to comply with the warranty in Section 7.A and Section 7.B, HR shall pay all testing costs.

8.             RETENTION OF SAMPLES.

                                A.            SAMPLING.  HR will take an origin sample of the Distiller’s Grains sold to UBE from each truck or rail car before each shipment leaves the Plant, using industry standard sampling methodology.  HR will label these samples to indicate the date of shipment and the truck, rail car, or pickup number involved.  HR shall retain the samples and labeling information for no less than six (6) months for DDG samples and no less than fourteen (14) days for WDG.

                                B.            ANALYSIS.  For the first year of operation of ethanol production at the Plant, HR shall, within two (2) days after the close of each calendar week, furnish UBE with a composite analysis on all Distiller’s Grains produced at the Plant during such calendar week.  Thereafter, HR shall, within ten (10) days of the close of each calendar month, furnish UBE with a composite analysis on all Distiller’s Grains produced at the Plant during such month.  The composite analysis shall address the matters set forth in Exhibit D hereto and shall be in a format reasonably acceptable to UBE and HR.  The matters set forth in Exhibit D or the then current format for the composite analysis may be changed as may be mutually agreed in writing by and between UBE and HR.  It is understood that each such analysis will be a composite and may or may not be indicative of any particular DDG or WDG or the current analysis, and that no composite is a representation or warranty by HR or otherwise a part of this Restated Agreement.

9.             INSURANCE.

                                A.            POLICIES.  HR warrants to UBE that all HR’s employees engaged in the loading of Distiller’s Grains from the Plant shall be covered as required by law by worker’s compensation and unemployment compensation insurance.

                                B.            COVERAGES.  During the term of this Restated Agreement, HR shall maintain commercial general liability insurance with combined single limits of not less than $2,000,000 and property insurance upon the Plant to the full replacement value of the Plant.  The policies of commercial general liability insurance and property insurance shall be endorsed to require at least thirty (30) days advance notice to UBE prior to the effective date of any termination or cancellation of coverage, and HR shall cause UBE to be named as an additional insured on HR’s commercial general liability insurance policies.  The policies of commercial general liability insurance and property insurance shall also contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against UBE.  HR waives all rights against UBE and UBE’s employees and agents for all losses and damages caused by, arising out of or resulting from any perils or causes of loss if and to the extent covered by such policies of commercial general liability insurance or property insurance.  HR shall provide UBE with certificates of insurance to confirm such coverage.

                                C.            UBE INSURANCE AND VEHICLES.  During the term of this Restated Agreement, UBE shall maintain commercial general liability insurance with combined single limits of not less than $2,000,000.  The policy of commercial general liability insurance shall be endorsed to require at least thirty (30) days advance notice to HR prior to the effective date of any termination or cancellation of coverage, and UBE shall cause HR to be named as an additional insured on UBE’s commercial general liability insurance policies.  The policies shall also contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against HR.  UBE waives all rights against HR and HR’s employees and agents for all losses and damages caused by, arising out of or resulting from any perils or causes of loss if and to the extent covered by such policies of commercial general liability insurance.  UBE also agrees to carry such insurance on its vehicles and personnel operating on HR’s property as UBE reasonably deems appropriate.  The parties acknowledge that UBE may elect to self insure its vehicles.  UBE shall provide certificates of insurance to HR to establish the coverage maintained by UBE.

D.            CONSEQUENTIAL DAMAGES.  EACH PARTY TO THIS RESTATED AGREEMENT UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER PARTY OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS CONTEMPLATED BY THIS RESTATED AGREEMENT.  IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION OF THE PARTY, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS RESTATED AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE, AND INTERRUPTION OF BUSINESS. NOTWITHSTANDING THE FOREGOING, HOWEVER, THE PARTIES DO NOT WAIVE ANY DAMAGES OR LOSSES THAT RESULT FROM OR ARISE OUT OF A BREACH OF SECTION 19 OF THIS RESTATED AGREEMENT OR FROM OR OUT OF ANY WILLFUL MISCONDUCT, GROSSLY NEGLIGENT ACTS OR GROSSLY NEGLIGENT OMISSIONS.

                                E.             OTHER CLAIMS.  Except as provided in Section 9.D above, nothing herein shall be construed as a waiver by either party against the other party of claims, causes of action or other rights which either party may have or hereafter acquire against the other party for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other party for damage or injury to other persons or the property of others.

10.           REPRESENTATIONS AND WARRANTIES.

                A.            Each party represents and warrants that it is an entity in good standing under the laws that it is organized and has all the requisite power and authority to carry on its business as it has been and to own, lease, and operate the properties and assets used in connection therewith.

B.            HR represents and warrants that the Distiller’s Grains HR sells to UBE shall be free and clear of liens and encumbrances created by HR.

                C.            Each party represents that this Restated Agreement has been duly authorized, executed and delivered by the party, and constitutes the legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms.

                D.            Each party represents that the execution and performance of this Restated Agreement do not and will not conflict with, breach or otherwise violate any of the provisions of the organizational or governing documents of the party or of any agreement, document or instrument by which the party is bound.

                E.             Each individual executing this Restated Agreement in a representative capacity, by his or her execution hereof, represents and warrants that such person is fully authorized to do so on behalf of the respective party hereto, and that no further action or consent on the part of the party for whom such signatory is acting is required for the effectiveness and enforceability of this Restated Agreement against such party, following such execution.

                                F.             EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 7.A, 7.B, 10.A, 10.B, 10.C AND 10.D OF THIS RESTATED AGREEMENT, HR DOES NOT MAKE ANY EXPRESS WARRANTIES WHATSOEVER REGARDING ANY DISTILLER’S GRAINS OR ANY OTHER MATTER WHATSOEVER, AND HR HEREBY EXCLUDES AND DISCLAIMS IN ENTIRETY ALL IMPLIED WARRANTIES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ALL DISTILLER’S GRAINS AND ALL OTHER MATTERS WHATSOEVER.

11.           TERMINATION.

                                A.            FOR CAUSE.  Either party may terminate this Restated Agreement for cause, by providing written notice to the other party.  The term “cause” shall mean the happening of an event of default listed in Section 12 below.

                                B.            WITHOUT CAUSE.  Either party may terminate this Restated Agreement with or without cause, for any reason or no reason, by providing ninety (90) days prior written notice to the other party.  If HR terminates this Restated Agreement pursuant to this Section 11.B during the initial term of this Restated Agreement, however, then HR shall pay to UBE, within thirty (30) days of termination, the amount of $75,000.

                                C.            TERMINATION OF OTHER DISTILLER’S GRAINS MARKETING AGREEMENTS.  HR or UBE may, in their discretion, terminate this Restated Agreement in the event of the termination of any other dried distiller’s grains and/or wet distiller’s grains marketing agreements by and between HR and UBE, effective upon the giving of written notice to the other; provided, however, that such notice must be given by at least the date which is thirty (30) days after the termination date of such other dried distiller’s grains and/or wet distiller’s grains marketing agreement.

                                D.            OTHER TERMINATION.  This Restated Agreement may also be terminated as provided in Section 1 and Section 15 of this Restated Agreement.

                                E.             EFFECT OF TERMINATION.  The termination of this Restated Agreement, for whatever reason or for no reason, will not affect any liability of either HR or UBE under this Restated Agreement which accrued prior to termination, including, but not limited to, any liability for loss or damage on account of breach or nonfulfillment of or default under any term or condition of this Restated Agreement, nor shall the termination of this Restated Agreement, for whatever reason or for no reason, affect any of the terms of this Restated Agreement which contemplate performance by or continuing obligations of a party beyond the termination of this Restated Agreement, including, without limitation, the obligations of the parties under Sections 16 and 19 of this Restated Agreement.

12.           EVENTS OF DEFAULT.  The occurrence of any of the following shall be an event of default allowing for the termination of this Restated Agreement under Section 11.A:  (1) failure of either party to make payment to the other when due, if such nonpayment has not been cured within five (5) days of the receipt of written notice thereof from the nonbreaching party; (2) default by either party in the performance of any covenant, condition or agreement imposed upon that party by this Restated Agreement (other than a payment obligation), if such nonperformance has not been cured within ten (10) days of the receipt of written notice thereof from the nonbreaching party; (3) if either party shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy and such petition is not dismissed within ninety (90) days following the date of filing, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within ninety (90) days following appointment.

                13.           REMEDIES.  Upon the happening of an event of default under Section 12, the parties hereto shall have all remedies available under applicable law with respect to an event of default by the other party, including but not limited to the recovery of attorneys’ fees and other costs and expenses, but subject to Section 9.D.  Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them:  (1) to declare all amounts owed immediately due and payable; and (2) to terminate this Restated Agreement upon the giving of notice in accordance with the provisions of Section 11.A.

                14.           OPEN CONTRACTS.  Upon the termination of this Restated Agreement, for whatever reason, HR shall be responsible for making available to UBE, in accordance with the terms and conditions of this Restated Agreement, any remaining quantities of Distiller’s Grains which are the subject of an Accepted Purchase Order and which have not yet been picked up by UBE in accordance with Section 5, provided UBE complies with its obligations under Section 5 and UBE provides HR with reasonable assurances of payment to HR for all such remaining Accepted Purchase Orders.

                15.           FORCE MAJEURE.  Neither HR nor UBE will be liable to the other for any failure or delay in the performance of any obligation under this Restated Agreement (except for payment obligations and under Section 19) due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy or terrorism, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof; provided, however, that if such failure or delay continues for ten (10) days or more, either party may terminate this Restated Agreement effective thirty (30) days following the giving of written notice to the other.

16.           INDEMNIFICATION.

                                A.            BY HR.  Except as otherwise provided in this  Restated Agreement, including Section 9.D, HR shall indemnify, defend and hold UBE and its officers, directors, employees and agents harmless from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, and demands, that UBE or its officers, directors, employees or agents may suffer, sustain or become subject to as a result of (i) any breach of warranty, covenant or agreement of HR contained herein or (ii) HR’s or its employees’ or agents’ gross negligence or willful misconduct.

B.            BY UBE.  Except as otherwise provided in this Restated Agreement, including Section 9.D, UBE shall indemnify, defend and hold HR and its officers, managers, members, employees and agents harmless from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, and demands, that HR or its officers, managers, members, employees or agents may suffer, sustain or become subject to as a result of (i) any breach of warranty, covenant or agreement of UBE contained herein or (ii) UBE’s or its employees’ or agents’ gross negligence or willful misconduct.

C.            Where any personal injury or death is the result of negligence on the part of both HR and UBE, each party’s duty of indemnification shall be in proportion to the percentage of that party’s negligence or fault.

                17.           RELATIONSHIP OF PARTIES.  This Restated Agreement creates no relationship other than those of seller and buyer between the parties hereto.  Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby.  Nothing contained in this Restated Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

                18.           TRADE RULES.  All purchases and sales of Distiller’s Grains made hereunder shall, to the extent they are otherwise expressly applicable, be governed by the Feed Trade Rules of the National Grain and Feed Association unless otherwise specified, and said Trade Rules shall, to the extent expressly applicable, be a part of this Restated Agreement as if fully set forth herein; provided, however, that in the event of a conflict or inconsistency between any term or provision of such Trade Rules and any term or condition of this Restated Agreement, this Restated Agreement shall govern and control to the full extent of such conflict or inconsistency.  Notwithstanding the foregoing, the Arbitration Rules of the National Grain and Feed Association shall not be applicable to this Restated Agreement and, except as provided in Section 20 below, nothing herein contained shall be construed to constitute an agreement between the parties to submit disputes arising hereunder to arbitration before any organization or tribunal.

                19.           CONFIDENTIALITY.  The parties acknowledge that they may have access to certain confidential information of the other party and that such information constitutes valuable, special and unique property to such party.  The parties agree that they will not at any time during or for a period of five (5) years after the termination of this Restated Agreement, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any such confidential information; provided, however, that (i) HR may make disclosures and reports regarding this Restated Agreement and the transactions contemplated hereby to the extent HR deems necessary or appropriate or as may be required in connection with any debt or equity financing as may from time to time be pursued or obtained by HR or any affiliate of HR, including to any prospective or actual lenders or investors and to actual or potential assignees or transferees of any such lender or in connection with a foreclosure, assignment in lieu of foreclosure or exercise of any rights or remedies by any such lender; (ii) HR and UBE may make disclosures regarding this Restated Agreement and the transactions contemplated thereby to their respective legal counsel and accountants; and (iii) the reasonable use of any confidential information as part of or in connection with the transactions contemplated by this Restated Agreement during the term of this Restated Agreement is permitted.  For purposes of this Restated Agreement, the term “confidential information” shall mean all information, documentation or financial data which is proprietary or confidential in nature and which is used by or belongs to or relates to either party which is disclosed or made available to the other party, its agents, employees or advisors, including but not limited to the prices charged for services hereunder or any other information concerning the other party’s business, manner of operation, plans, processes or other data of any kind.  “Confidential information” shall not include, however, any of the following information and/or types of information:  (a) information of a party that at the time furnished to the other party is in the public domain or later becomes part of the public domain by publication or otherwise through no fault of the other party or its employees or agents; (b) information of a party that was independently developed by the other party by persons without access to or knowledge of, or any use of, the confidential information of the party; or (c) information of a party that was obtained by the other party on a nonconfidential basis from a source or a third party entitled to disclose it.

                If the confidential information of a party is required to be disclosed by the other party by court order, governmental action, legal process or applicable law, such party shall, if legally permissible, first give written notice thereof to the other party whose confidential information is to be disclosed and reasonably cooperate with such party (at such party’s cost and expense) in such party’s attempt to obtain a protective order or waiver or exclusion from the court or other applicable governmental or other authority or law.

                Each party agrees that the other party would be irreparably damaged by reason of any violation of the provisions contained in this Section 19 and that any remedy at law for a breach of such provisions would be inadequate.  Therefore, a party shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against the other party or its agents or employees, for any breach or threatened breach of any of the provisions contained in this Section 19 without the necessity of proving actual monetary loss.  It is expressly understood that the remedy described in this Section 19 shall not be the exclusive remedy of a party for any breach of this Section 19, and such party shall also be entitled to seek any other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of this Section 19.

                Nothing in this Section 19 is intended or shall be construed as requiring any party to furnish any confidential information to the other party, except to the extent necessary for a party to perform and provide the services and duties required of that party under this Restated Agreement.

              20.     DISPUTE RESOLUTION.  The parties shall attempt to settle amicably any dispute or difference of any kind whatsoever arising out of or in connection with the validity or invalidity, construction, execution, meaning, operation or effect or breach of this Restated Agreement (except for any such dispute or difference involving Section 19).  If the parties do not promptly do so, either party may, by written notice to the other party, call for private mediation of the issue before a mediator to be agreed upon by the parties.  The parties agree to conclude such private mediation within thirty (30) days of the filing by a party of a request for such mediation.  In the event of a dispute between the parties that is not resolved by such mediation, either party may, by written notice to the other party, call for private, binding, non-appealable arbitration of the issue before a single arbitrator agreed upon by the parties.  In the event a single arbitrator cannot be agreed upon within ten (10) days of the end of the private mediation, each party shall appoint a third party arbitrator from a list provided by the American Arbitration Association (AAA) (not a principal of a party) and the two arbitrators thus selected by the parties shall select a third arbitrator.  The arbitrators shall meet as expeditiously as possible to resolve the dispute, and a majority decision of the arbitrators shall be controlling.  While each party is free to select an arbitrator of its own choosing from the list provided by the AAA, either party by written notice to the other may require that all arbitrators chosen have sufficient expertise in the subject matter of the arbitration that they would qualify as “expert witnesses” in a judicial proceeding.

The arbitrators so chosen shall conduct the arbitration in accordance with the Rules of the AAA as applicable in the State of Iowa.  Such arbitration shall take place at a mutually agreed upon location in Iowa.  The arbitrators shall be governed, in their determinations hereunder, by the intention of the parties as evidenced by the terms of this Restated Agreement.  The decision of the arbitrators shall be rendered in writing and shall be final and binding upon the parties and shall be non-appealable.  Judgment upon the award rendered may, however, be entered by either party and enforced in any court having competent jurisdiction.  The parties shall share the procedural costs of the mediation and arbitration equally.  Each party shall pay its own attorney’s fees and costs incurred by it relating to the mediation and arbitration.  Notwithstanding the foregoing sentences, the parties hereby authorize the arbitrators to award costs and fees to the prevailing party as the arbitrators deem appropriate.

Pending resolution of such dispute or difference and without prejudice to their rights, the parties shall continue to respect all their obligations and to perform all their duties under this Restated Agreement; provided, however, the parties shall not be obligated to perform their obligations after this Restated Agreement has been terminated by any party pursuant to Section 11, or if such termination is the dispute being arbitrated.

After signing this Restated Agreement, each party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision (other than to enforce the arbitration decision).  The parties hereby agree that any dispute or difference involving Section 19 shall not be subject to this mediation or arbitration provision.

                21.           MISCELLANEOUS.

                                A.            This Restated Agreement, together with any exhibits hereto, is the complete understanding and agreement of the parties to this Restated Agreement with respect to the subject matter of this Restated Agreement, and no other representations or agreements shall be binding upon the parties, or shall be effective to interpret, change or restrict the provisions of this Restated Agreement. This Restated Agreement supersedes the Amended Agreement in its entirety.   HR hereby objects to any additional, different or inconsistent terms which may be set forth in any Accepted Purchase Order, any Purchase Order or any other document that UBE may at any time submit to HR, and no such additional, different or inconsistent terms shall be a part of any Accepted Purchase Order or this Restated Agreement or shall have any force or effect whatsoever.  In the event of any conflict or inconsistency between any terms and conditions of this Restated Agreement and any terms or conditions of any Purchase Order or Accepted Purchase Order, the terms and conditions of this Restated Agreement shall govern and control to the full extent of such conflict or inconsistency.

                                B.            No course of dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Restated Agreement.

                                C.            Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Restated Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

                                D.            This Restated Agreement may be executed in multiple counterparts, all of which shall constitute but one and the same instrument.  Facsimile or e-mail signatures shall be deemed as originals as between the parties.

                                E.             This Restated Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

                                F.             The Section headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Restated Agreement.

                                G.            This Restated Agreement shall be construed and performed in accordance with the laws of the State of Iowa.

                                H.            The respective rights, obligations and liabilities of the parties under this Restated Agreement are not assignable or delegable without the prior written consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that HR may, without the consent of UBE, (i) assign its rights and obligations under this Restated Agreement to any affiliate of HR, and (ii) assign this Restated Agreement as collateral, security or otherwise to any lender of HR or any affiliate of HR, and any such lender may in turn assign this Restated Agreement upon any foreclosure or other exercise of any rights or remedies against HR or any affiliate of HR.

                                I.              Time shall be of the essence in the performance of this Restated Agreement.

                                J.             This Restated Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                                K.            The use of the words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to this entire Agreement and not to any particular section, paragraph or provision.

                                L.             This Restated Agreement shall not be construed more strongly against any party regardless of who was more responsible for its preparation.

                                M.           Subject to Section 20 of this Restated Agreement, HR and UBE submit to the nonexclusive jurisdiction of any United States or Iowa court sitting in Des Moines, Iowa in any action or proceeding arising out of or relating to this Restated Agreement.  HR and UBE agree that all claims and counterclaims with respect to any such action or proceeding may be heard and determined in any such United States or Iowa court, and they each waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any action or proceeding in any such United States or Iowa court.

                                N.            HR and UBE waive any right to a jury trial in or otherwise with respect to any suit, action, proceeding, claim, counterclaim, demand or other matter whatsoever arising out of this Restated Agreement.

                                O.            This Restated Agreement may be executed in counterparts, including by facsimile or e-mail, all of which shall constitute one and the same agreement.

22.           RECORDING OF COMMUNICATIONS.  HR acknowledges that some UBE business telephones and other electronic communication systems are customized with centralized recording devices for purposes of improving customer service, improving techniques, eliminating errors and general quality control.  HR also acknowledges that communications systems used primarily to negotiate the sale or purchase of commodities or to discuss commodity futures transactions are recorded by UBE and that other communications may also be recorded by UBE.  UBE acknowledges that HR may also record any communications between HR and UBE.

                23.           NOTICES.  Unless a different method of notice is provided herein, notice shall be deemed to have been given to the party to whom it is addressed two days after the day it is deposited in certified U.S. mail, postage prepaid, return receipt requested, addressed as follows:

HR:	Hawkeye Renewables, L.L.C.
Attention: JD Schlieman
21050 140th Street
Iowa Falls, Iowa 50126

UBE:	United Bio Energy Ingredients, LLC
2868 North Ridge Road
Wichita, Kansas 67205
Attn.:

                Either party may change the address for notices hereunder by giving notice of such change to the other party in the manner above provided.

IN WITNESS WHEREOF, the parties have caused this Restated Agreement to be executed the day and year first above written.

Hawkeye Renewables, L.L.C.

/s/ J.D. SCHLIEMAN
By: J.D. Schlieman

United Bio Energy Ingredients, LLC

/s/ RANDY IVES
By: Randy Ives

Exhibit A -             Fixed Distiller’s Grains Purchase Order Form [Section 1]

Exhibit B -              Posted Price Distiller’s Grains Purchase Order Form [Section 1]

Exhibit C -              Minimum Quality Standards [Section 7.A]

Exhibit D -              Composite Analysis Matters [Section 8.B]

Exhibit E -              UBE Credit Policy [Section 2.E]

EXHIBIT A

UNITED BIO ENERGY INGREDIENTS, LLC

FIXED DISTILLER’S GRAINS PURCHASE ORDER

Dated:  _____________________, 20___

                United Bio Energy Ingredients, LLC (“UBE”) hereby submits this Purchase Order for Distiller’s Grains to Hawkeye Renewables, L.L.C. (“HR”) pursuant to that certain Restated Distiller’s Grains Marketing Agreement between UBE and HR dated as of ___________________, 200__ (as the same may be amended, the “Restated Agreement”).

1.             Aggregate Amount of Distiller’s Grains:                             ________________ of DDG

                                                                                                                    ________________ of WDG

                                                                                                                    ________________ of modified WDG

2.             Pick Up Dates for Distiller’s Grains (strike out all that do not apply):

(a)   ______________ of Distiller’s Grains on the _____ day of each month commencing on _____________, ________ and continuing up to and including _____________, ______.

(b)   _____________ of Distiller’s Grains on each of _______________, ______;  ______________, ______;  _______________, ______;  and _______________, ______.

(c)   All of the Distiller’s Grains on _______________, ______.

(d)   Other: __________________________________.

3.             Minimum F.O.B. Plant Price for Distiller’s Grains:          _______________ for DDG

                                                                                                                                _______________ for WDG

                                                                                                                                _______________ for modified WDG

This Purchase Order is irrevocable as provided in the Restated Agreement.

This Purchase Order is subject to acceptance by HR as provided in the Restated Agreement and is otherwise tendered and made subject to and upon all of the terms and conditions of the Restated Agreement.

UNITED BIO ENERGY INGREDIENTS, LLC

By:
Name:
Title:
Date:

ACCEPTANCE OR REJECTION

                This Purchase Order is accepted/rejected (strike out and initial the one that does not apply) by Hawkeye Renewables, L.L.C., subject to and upon all of the terms and conditions of the Restated Agreement.

HAWKEYE RENEWABLES, L.L.C.

By:
Name:
Title:
Date:	, 20

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EXHIBIT B

UNITED BIO ENERGY INGREDIENTS, LLC

POSTED PRICE DISTILLER’S GRAINS PURCHASE ORDER

Dated:  _____________________, 20___

                United Bio Energy Ingredients, LLC (“UBE”) hereby submits this Purchase Order for Distiller’s Grains to Hawkeye Renewables, L.L.C. (“HR”) pursuant to that certain Restated Distiller’s Grains Marketing Agreement between UBE and HR dated as of ___________________, 200__ (as the same may be amended, the “Restated Agreement”).

1.             Maximum Amount of Distiller’s Grains:                               ________________ DDG

                                                                                                                    ________________ WDG

                                                                                                                    ________________ modified WDG

2.             Type of Sale (initial the one that applies):                                       ___  All or Nothing

                                                                                                                                ___  Best Efforts to Sell in

                                                                                                                                        Whole or in Part

3.             Pick Up Dates for Distiller’s Grains (strike out all that do not apply):

(a)   ______________ of Distiller’s Grains on the _____ day of each month commencing on _____________, ________ and continuing up to and including _____________, ______.

(b)_____________ of Distiller’s Grains on each of __________________________, ______;

______________, ______;  _______________, ______;  and _______________, ______.

(c)   All of the Distiller’s Grains on _______________, ______.

(d)   Other: __________________________________.

4.             Minimum F.O.B. Plant Price for Distiller’s Grains:          ________________  for DDG

                                                                                                                                ________________  for WDG

                                                                                                                                ________________  for modified WDG

5.             Time Period Over Which the Posted Price Will Be Effective (the “Posted Price Sales Period”); _________________________.

This Purchase Order is irrevocable as provided in the Restated Agreement.  UBE does not, however, have a binding obligation to purchase any Distiller’s Grains pursuant to this Purchase Order unless and until UBE enters into an agreement with a third party for the sale of the Distiller’s Grains by UBE to such third party during, and for pick-up by UBE during, the Posted Price Sales Period.

3

This Purchase Order is subject to acceptance by HR as provided in the Restated Agreement and is otherwise tendered and made subject to and upon all of the terms and conditions of the Restated Agreement.

UNITED BIO ENERGY INGREDIENTS, LLC

By:
Name:
Title:
Date:

ACCEPTANCE OR REJECTION

                This Purchase Order is accepted/rejected (strike out and initial the one that does not apply) by Hawkeye Renewables, L.L.C., subject to and upon all of the terms and conditions of the Restated Agreement.

HAWKEYE RENEWABLES, L.L.C.

By:
Name:
Title:
Date:	, 20

4

EXHIBIT C

MINIMUM QUALITY STANDARDS

Component	Minimum	Maximum

DDG

Protein

26%

N/A

Fat	7.5%	N/A
Fiber	N/A	15%
Ash	N/A	5%
Moisture	10%	13%

Component	Minimum	Maximum

WDG

Protein

10.5%

N/A

Fat	3%	N/A
Fiber	N/A	5%
Ash	N/A	2.5%
Moisture	60%	N/A

Component	Minimum	Maximum

Modified WDG

Protein

15.0%

N/A

Fat	4.5%	N/A
Fiber	N/A	9.0%
Ash	N/A	4.0%
Moisture	50%	55%

The Distiller’s Grains shall have Aflatoxin levels of less than 20 pbb.  The Distiller’s Grains shall be no warmer than the higher of (i) the daily high of the ambient outside temperature or (ii) 60 degrees Fahrenheit.  The Distiller’s Grains shall not have a musty, moldy or sour smell or other commercially objectionable odor.  The Distiller’s Grains must be able to pour freely into the shipping container.

5

EXHIBIT D

COMPOSITE ANALYSIS MATTERS

MOISTURE, %

DRY MATTER, %

CRUDE PROTEIN, %

A.D. FIBER, %

N.D. FIBER, %

CRUDE FIBER, %

ASH, %

TOTAL DIGEST NUTRS., %

NET ENERGY, MAIN.

NET ENERGY, GAIN

NET ENERGY, LACT.

DIG. ENERGY, SWINE

MET. ENERGY, SWINE

CALCIUM, %

PHOSPHORUS, %

ACID FAT, %

6

Exhibit E

UBE Credit Policy

                UBE acknowledges that the HR Merchandiser may need to trade with a UBE Customer before credit risk and credit limits/policies for that UBE Customer can be fully established by UBE and UBE sets forth the following guidelines for HR to follow in that circumstance:

                1.             New Account Customers.  UBE requests that, prior to shipment of the first Distiller’s Grains to a new account customer, the customer wire money for payment of said shipment to UBE before shipment occurs.  Alternatively, the truck driver may pick up a check payable to UBE from the customer at the time of shipment, but this is not preferred.

                If the above described payment methods are not possible, UBE grants HR permission to ship one (1) load to a new account customer based on a reasonable indication that the customer can and will pay for the shipment within the stated UBE payment terms.  HR must promptly mail or fax a credit application to the new account customer, and must follow up on the same to attempt to ensure the credit application is promptly returned to the UBE Credit Manager (as defined below).

                A second load may be shipped at the discretion of HR before the completed credit application has been processed by the UBE Credit Manager; provided, however, that the UBE Credit Manager must have received the credit application prior to the shipment of the second load.  All new accounts are on a two (2) load restriction until the UBE Credit Manager has reviewed and approved the credit application.

                2.             Existing Account Customers.  UBE has a net ten (10) day credit policy.  HR must communicate to customer accounts which are established by HR that UBE is to be paid in full no later than thirty (30) days from the date of UBE’s invoice.  UBE expects HR to contact any customers who have invoices beyond twenty (20) days from the date of the invoice where the invoice is on a sale of Distiller’s Grains which was effectuated by the HR Merchandiser.  UBE’s Credit Manager will review all customer accounts past thirty (30) days with the HR Merchandiser, and no additional shipments to any customer in such late status shall occur without written approval from UBE’s Credit Manager.

                3.             Past Due Accounts.  No shipments or contracts may be written by HR to a customer if said customer account is forty-five (45) or more days past due.  The UBE Credit Manager must communicate with the customer and the HR Merchandiser to resolve the issue before shipments can resume.  The UBE Credit Manager will provide regular written notices to HR detailing the customers who are in a “no ship” status.  If HR chooses to ship to a customer who is listed in a “no ship” status on the written notice as provided by the UBE Credit Manager without the approval of the UBE Credit Manager, then HR will be financially responsible on all such subsequent shipments while the customer is in “no ship” status for 100% of any related invoices, accrued interest charges, or past due amounts pertaining to such shipments to such customer.

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                4.             UBE Credit Manager.  The term “UBE Credit Manager” for purposes of this Exhibit E shall mean the individual which has been designated in writing by UBE as its “Credit Manager”, which written notice must also designate the mailing address, telephone number, fax number and e-mail address for such Credit Manager.  UBE shall be responsible for providing HR with written notice of any change in the identity of UBE’s Credit Manager or in any contact information for the UBE Credit Manager, and HR shall be entitled to rely upon all of the prior information regarding the UBE Credit Manager until receipt of written notice to the contrary from UBE.  The UBE Credit Manager as of __________________________, 200__ was ___________________________________________________, with a mailing address of _________________________________________________, a telephone number of (____) _____-________, a fax number of (______) ______-________ and an e-mail address of _____________________________________________.

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